UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GCP APPLIED TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD VALUE L LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

KEVIN W. BROWN

JANET P. GIESSELMAN

CLAY H. KIEFABER

MARRAN H. OGILVIE

ANDREW M. ROSS

LINDA J. WELTY

ROBERT H. YANKER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of stockholders of GCP Applied Technologies Inc., a Delaware corporation (the “Company”).

Item 1: On April 2, 2020, Starboard delivered the following letter to the stockholders of the Company:

A LETTER TO THE STOCKHOLDERS OF GCP Applied Technologies Inc.

April 2, 2020

Dear Fellow Stockholders,

We are writing to you today about your investment in GCP Applied Technologies Inc. (“GCP” or the “Company”). Starboard Value LP (together with its affiliates, “Starboard”) currently has a beneficial ownership interest of approximately 9% of the outstanding shares of GCP, making us one of the Company’s largest stockholders. Our interests are directly aligned with yours.

We, like you, believe that GCP is a great company with a bright future. We believe that GCP has a truly unique and differentiated portfolio of products and solutions that provide real value in the construction marketplace. However, stockholders have suffered under the leadership of the current Board of Directors (the “Board”). After years of poor oversight and governance by the current Board, GCP has significantly underperformed since the Company’s debut as a public company four years ago. In fact, since its public debut, GCP has repeatedly missed its own financial expectations and shares have gained only 17% of their value as compared to the Company defined peer group, which on average has appreciated by 76%, a difference of over 58%.1

1 Reflects dividend adjusted share price returns for each of GCP and its Proxy Peers from 02/04/16 through 02/25/20, which are the dates referenced in Starboard’s definitive proxy statement. Proxy Peers from GCP’s 2019 proxy statement are WMS, AWI, CSL, CBPX, EXP, FOE, ROCK, FUL, IIIN, MLM, MTX, KWR, RPM, SSD, SUM, USCR, VMC, and GRA. Proxy Peer return includes all such Proxy Peers except CPBX, which was sold and delisted on February 3, 2020.

We believe it is time for a fresh start for GCP and its stockholders. Starboard has a long and proven track record of driving needed changes in public companies. We focus our efforts on driving long-term sustainable improvements to significantly improve performance and value creation. We stand for accountability, transparency, and disciplined operational, financial, and strategic focus. We are committed to following through on our promises to you, the owners of the Company.

We have assembled a best in class group of highly successful individuals, who we believe would bring the right mix of skills to provide the proper oversight of GCP and help navigate a successful turnaround at the Company. The slate of nominees we have proposed include individuals with decades of experience in the construction products and broader industrial industries, as well as highly successful experience in operations, finance, strategy, and governance. These individuals have a shared goal of changing the trajectory of performance at GCP and driving superior stockholder returns.

We recognize the COVID-19 crisis has created a difficult environment for many companies and their respective employees, customers, and partners. GCP is no different and needs strong leadership and oversight during these challenging times. We believe the nominees we have put forth are uniquely capable to help govern the Company through and after this crisis and position it for future success.

In the enclosed definitive proxy materials, you will find detailed biographies of our nominees as well as pertinent information regarding the events leading up to the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). Over the coming weeks, we will share additional information, including further details of our plans for GCP and why we believe stockholders should support the election of our highly qualified slate of nominees at the Annual Meeting.

We are ready, willing and able to finally drive much needed change at GCP. Our interests are directly aligned with yours, and we ask for your support in bringing much needed change to the GCP Board so that, together, we can finally realize the true value of this Company.

We urge our fellow stockholders to sign, date, and return the enclosed WHITE proxy card TODAY.

Thank you for your consideration and support.

Best Regards,

/s/ Peter A. Feld

Peter A. Feld

Managing Member

Starboard Value LP

Item 2: On April 2, 2020, Starboard launched a website to communicate with the Company’s stockholders. The website address is: https://shareholdersforgcp.com. The following materials were posted by Starboard to https://shareholdersforgcp.com:

shareholders for gcp Shareholder Materials How To Vote

Disclaimer

The views expressed on this website represent the opinions of Starboard Value LP and certain of its affiliates (collectively, "Starboard"), which beneficially own shares of GCP Applied Technologies Inc. (the "Company"), and are based on publicly available information with respect to the Company. Starboard recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Starboard's conclusions. Starboard reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. Starboard disclaims any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Starboard herein are based on assumptions that Starboard believes to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. Starboard currently beneficially owns shares of the Company. It is possible that there will be developments in the future that cause Starboard from time to time to sell all or a portion of its holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

I confirm that I have read the terms of this website. ENTER SITE areholders for gcp ST holder Materials How To Vote

circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

This website may employ cookies. The publicly accessible areas of this website do not automatically gather any personal information, and such information will not be collected unless information such as your name, phone number or e-mail address is provided voluntarily. However, we reserve the right to gather non-personal information and perform statistical analysis of user behavior and patterns of this website.

Additional Information

Starboard Value LP, together with the other participants in its proxy solicitation (collectively, the "Participants"), have filed a definitive proxy statement and accompanying WHITE proxy card with the SEC to be used to solicit proxies in connection with the 2020 annual meeting of stockholders (the "Annual Meeting") of the Company. Starboard strongly advises all stockholders of the Company to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the Participants. These materials and other materials filed by Starboard with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Starboard with the SEC are also available, without charge, by directing a request to Starboard's proxy solicitor, Okapi Partners LLC, at its toll-free number (888) 785-6673 or via email at info@okapipartners.com.

I confirm that I have read the terms of this website. ENTER SITE shareholders for gcp STARBOARD VALUE

Home | Our Nominees | History | Shareholder Materials | How To Vote | Contact

History

Starboard's Nomination For a Majority of GCP's Board Is the Result of a Long and Fruitless Engagement with the Current Board to Set the Company on the Best Path Forward

The Time for Change is Now

The incumbent Board has been unreceptive to shareholder input even as it has overseen a decline in operating performance. Over the last year and a half, we have tried to privately work with the Board to come to a resolution and have largely been dismissed. We believe that after years of underperformance, it is finally time for real and substantial change at the Company to ensure that GCP is successfully positioned in the future.

January 13, 2020

Starboard publishes letter to GCP, including its nomination of eight director candidates for election at GCP's 2020 meeting.

H2 2019

Starboard Value has **many private** discussions with GCP's current leadership and Board to discuss the Company's strategy and the path forward, looking to come to a resolution. Company refuses repeatedly to hold meaningful discussions regarding board composition.

July 1, 2019

GCP announces the appointment of Randall Dearth as CEO and Greg Poling as Executive Chairman.

June 18, 2019

GCP announces it has concluded its comprehensive strategic review with no transaction.

March 11, 2019

GCP announces a settlement with Starboard that includes the appointment of two new board members.

February 27, 2019

GCP issues letter to shareholders announcing a review of strategic alternatives and making Starboard Value's position **public**.

February 25, 2019

At Company's request, Starboard signs NDA and has a meeting to discuss the Company's decision to announce a review of strategic alternatives.

February 5, 2019

Starboard speaks with Greg Poling regarding Starboard Value's nomination.

February 1, 2019

Starboard delivers a **private** nomination notice to GCP and requests meeting to discuss.

January 23, 2019

Starboard has an initial discussion with Greg Poling regarding GCP and Starboard's views.

November 6, 2018

GCP takes down 2018 guidance for a second time in the year.

August 7, 2018

GCP announces 2018 Q2 earnings, missing on Revenue, EBIT, and EPS, and revises 2018 guidance. Share price falls over 8%. This marks its 9th quarter of earning's misses as a public company.

February 3, 2016

GCP Applied Technologies Inc. completes its separation from W.R. Grace. & Co and launches as a public company.

Starboard Value

Peter Feld
(212) 201-4878

Patrick Sullivan
(212) 845-7947

Okapi Partners LLC

Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720

STARBOARD VALUE

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shareholders for gcp STARBOARD VALUE
Home Our Nominees History Shareholder Materials How To Vote Contact

Shareholder Materials

Definitive Proxy Statement | April 2, 2020

Starboard Value LP Delivers Letter to GCP Shareholders | April 2, 2020

Starboard Value LP Delivers Letter to GCP Shareholders | March 2, 2020

Starboard Value LP Delivers Letter to GCP Board | January 13, 2020

Starboard Value

Peter Feld
(212) 201-4878

Patrick Sullivan
(212) 845-7947

Okapi Partners LLC

Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720

STARBOARD VALUE

© 2020 All Rights Reserved. Starboard Value LP | Disclaimer | Privacy Policy

shareholders for gcp STARBOARD VALUE

Home Our Nominees History Shareholder Materials How To Vote Contact

Contact

Investor Contacts

Starboard Value

Peter Feld (212) 201-4878

Patrick Sullivan (212) 845-7947

www.starboardvalue.com

Okapi Partners LLC

Bruce H. Goldfarb / Patrick McHugh

(212) 297-0720

Starboard Value

Peter Feld

(212) 201-4878

Patrick Sullivan

(212) 845-7947

Okapi Partners LLC

Bruce H. Goldfarb / Patrick McHugh

(212) 297-0720

STARBOARD VALUE

© 2020 All Rights Reserved. Starboard Value LP | Disclaimer | Privacy Policy